Exhibit 5.1

March 19, 2009

Sun Communities, Inc.

ATTN: Board of Directors

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Dear Members of the Board of Directors of Sun Communities, Inc.:

We have acted as counsel to Sun Communities, Inc. (the “Company”), a Maryland corporation, in connection with the registration by the Company of 607,135 shares (the “Shares”) of Common Stock, $.01 par value per share (“Common Stock”) pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 7, 2008 (the “Registration Statement”), as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

This opinion is limited to the matters expressly set forth in this letter, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

For purposes of this opinion letter, we have examined copies of the following documents:

A.	An executed copy of the Registration Statement;

B.	The Company’s Articles of Amendment and Restatement, as amended, as certified by the Department of Assessments and Taxation of the State of Maryland on March 16, 2009 (the “Charter”);

C.	A certificate of good standing of the Company as issued by the Department of Assessments and Taxation of the State of Maryland on March 16, 2009;

D.

Second Amended and Restated Limited Partnership Agreement of Sun Communities Operating Limited Partnership (“SCOLP”), as certified by the Michigan Department of Labor & Economic Growth on March 17, 2009;

E.	A certificate of existence of SCOLP issued by the Michigan Department of Labor & Economic Growth on March 16, 2009;

F.

The first through the two hundred fiftieth amendments, inclusive, to the Second Amended and Restated Limited Partnership Agreement of Sun Communities Operating Limited Partnership, as presented to us by an officer of the Company;

1650155.03

G.	The Bylaws of the Company, as presented to us by an officer of the Company;

H.	The Consent Resolutions of the Board of Directors dated December 30, 2008 approving the Registration Statement, as certified by an officer of the Company;

I.	The Company’s corporate minute book; and

J.	An Officer’s Certificate (the “Certificate”), dated as of March 19, 2009, delivered to us by management of the Company.

The documents listed in items A-J above are collectively referred to as the “Documents”.

Our review has been limited to examining the Documents, applicable Michigan and United States federal law and the General Corporation Law of Maryland (but not including any other laws of the State of Maryland or judicial decisions or other authorities of that State). Other than as set forth above, we have not researched or made any inquiry of the laws of the State of Maryland and we express no opinion concerning such laws or their effect on the opinions given in this letter. Other than as set forth above, insofar as the opinions stated in this letter involve the laws of the State of Maryland, we have, without independent inquiry, verification or examination, assumed that the applicable laws of the State of Maryland are the same as the laws of the State of Michigan, and that courts in the State of Maryland would apply and enforce Maryland law in the same manner as a court in the State of Michigan would apply and enforce Michigan law.

In rendering our opinion, we have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to us as originals are authentic; and (iii) all Documents submitted to us as copies conform to the originals of such Documents. Our review has been limited to examining the Documents and applicable law.

To the extent that any opinion in this letter relates to or is dependent upon factual information, we have relied exclusively upon the factual representations and warranties set forth in the Certificate, and we have not undertaken to independently verify any such facts or information.

Based upon, subject to, and limited by the foregoing, we are of the opinion that, as of the date hereof:

1.	The Shares that may be issued in the future in exchange for Common OP Units (as such term is defined in the Registration Statement) have been duly authorized.
2.

Upon issuance in the manner described in the Registration Statement of the Shares that are to be issued in exchange for the Common OP Units, such Shares will be validly and legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of the name of our firm in the Prospectus under the caption “LEGAL MATTERS”.

Very truly yours,

JAFFE, RAITT, HEUER & WEISS

Professional Corporation